EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

SENTINEL EMERGENCY RESPONSE TECHNOLOGY, INC.

The undersigned incorporator, being a natural person of the age of eighteen years or more, hereby establishes a corporation pursuant to the statutes of the State of Nevada and adopts the following Articles of Incorporation.

ARTICLE I

NAME

The name of the Corporation is Sentinel Emergency Response Technology, Inc.

ARTICLE II

PURPOSES

The purposes for which the Corporation is organized and its powers are as follows:

(a)

To engage in the transaction of all lawful business or pursue any other lawful purpose or purposes for which a corporation may be incorporated under Nevada law.

(b)

To have, enjoy, and exercise all of the rights, powers, and privileges conferred upon corporations incorporated pursuant to Nevada law, whether now or hereafter in effect, and whether or not herein specifically mentioned.

(c)

The foregoing enumeration of purposes and powers shall not limit or restrict in any manner the transaction of other business, the pursuit of other purposes, or the exercise of other and further rights and powers that may now or hereafter be permitted or provided by law.

ARTICLE III

CAPITAL STOCK

1.

Authorized Stock.  The Corporation shall have authority to issue a total of 250,000,000 shares, which shall consist of one class only designated “common stock.”  Each of such shares shall have a par value of $.001 per share.

2.

Voting.  Each shareholder of record shall have one vote for each share of common stock standing in his or her name on the books of the Corporation and entitled to vote.  Cumulative voting shall not be allowed in the election of directors of the Corporation.  Any action required or permitted by Nevada law to be taken at a shareholders’ meeting may be taken without a meeting if the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consent to such action in writing.

3.

Quorum.  At all meetings of shareholders, a majority of the shares entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum.

4.

Liquidation.  The Board of Directors may from time to time distribute to the shareholders in partial liquidation, a portion of the assets, in cash or property, subject to the limitations contained in the statutes of Nevada.

ARTICLE IV

BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by a Board of Directors, which shall be elected at the annual meeting of the shareholders or at a special meeting called for that purpose.

The initial Board of Directors shall consist of the following members, who shall serve until the first annual meeting of shareholders and until his or her successor is elected and qualified:

Director	Address
Douglas Kane	8165 Indian Bend, Suite 101B, Scottsdale, AZ 85250

ARTICLE V

REGISTERED AGENT AND REGISTERED OFFICE

The initial registered office of the Corporation shall be c/o Corporate Creations Network Inc., 8275 South Eastern Avenue #200, Las Vegas, NV 89123.

ARTICLE VI

INITIAL PRINCIPAL OFFICE

The address of the initial principal office of the Corporation shall be 8165 Indian Bend, Suite 101B, Scottsdale, AZ 85250.

ARTICLE VII

DIRECTOR LIABILITY

To the fullest extent permitted by Nevada law, as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall indemnify any person and his or her estate and personal representative against all liability and expense incurred by reason of the person being or having been a director or officer of the Corporation to the full extent and in any manner that directors may be indemnified under Nevada law, as in effect at any time.  The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary or agent, and that person’s estate and personal representative, to the extent and in the manner provided in any bylaw, contract, resolution of the shareholders or directors, or otherwise, so long as such provision is legally permissible.

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